Exhibit 99.3
TEXAS CAPITAL BANCSHARES, INC.
STOCK POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Texas Capital Bancshares, Inc., a Delaware corporation,                      shares of common stock of Texas Capital Bancshares, Inc., and does hereby irrevocably constitute and appoint Jody Grant and Peter Bartholow, and any of them, the undersigned’s Attorney to transfer said shares on the books of said corporation with full power of substitution in the premises.

Dated: , 2006	SELLING STOCKHOLDER

Print Name(s) of Selling Stockholder(s)

Authorized Signature

Title of Authorized Signatory (if applicable) (1)

Authorized Signature (if shares held in more than one name)

Title of Authorized Signatory (if applicable)

Address of Selling Stockholder (Line 1)

Address of Selling Stockholder (Line 2)

Phone

Fax

(1)	Trustees, officers and other fiduciaries or agents should indicate their title or capacity and print their names under their signatures.